Exhibit 99.B(e)(2)

SCHEDULE B
TO THE DISTRIBUTION AGREEMENT
DATED AS OF SEPTEMBER 16, 2002
AS AMENDED AND RESTATED SEPTEMBER 17, 2003 AND MARCH 14, 2007
BETWEEN
SEI TAX EXEMPT TRUST
AND
SEI INVESTMENTS DISTRIBUTION CO.

This Agreement shall apply with respect to portfolios of the Trust, either now existing or in the future created.  The following is a listing of the current portfolios of the Trust:

Intermediate-Term Municipal Fund

California Municipal Bond Fund

Massachusetts Municipal Bond Fund

New Jersey Municipal Bond Fund

New York Municipal Bond Fund

Pennsylvania Municipal Bond Fund

Tax Free Fund

Institutional Tax Free Fund

Massachusetts Tax Free Money Market Fund

Short Duration Municipal Fund

Tax-Advantaged Income Fund